UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 19, 2023

Gevo, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35073	87-0747704
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
345 Inverness Drive South, Building C, Suite 310, Englewood, CO 80112
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (303) 858-8358
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of exchange on which registered
Common Stock, par value $0.01 per share	GEVO	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02.    Termination of a Material Definitive Agreement.

On April 19, 2023, Gevo, Inc. (“Gevo”) received a notice of termination (the "Notice") from Trafigura Trading LLC ("Trafigura" and, together with Gevo, the “Parties” and, each, a “Party”) with respect to that certain Renewable Hydrocarbons Purchase and Sale Agreement by and between the Parties, dated August 14, 2020 (the "Agreement"), as amended by Amendment No. 1 to Renewable Hydrocarbons Purchase and Sales Agreement by and between the Parties, dated October 4, 2021 (the "Amendment" and, together the Agreement, the "Amended Agreement"). The Notice terminated the Amended Agreement, effective April 19, 2023. Upon termination, the Amended Agreement became null and void and of no further force or effect, and the Parties were released and discharged from any and all obligations arising or accruing under the Amended Agreement (other than certain obligations relating to confidentiality) and neither Party has any liability to the other as a result of the termination.

At the time of entering into the Agreement and the Amendment, Gevo expected to produce isobutanol and convert the isobutanol into a mix of renewable hydrocarbons that included sustainable aviation fuel, renewable isooctane, renewable diesel and renewable isobutylene. The Amended Agreement primarily contemplated the supply of both sustainable aviation fuel and renewable isooctane to Trafigura. As announced in February 2022, and as a result of Gevo’s agreement and relationship with Axens North America, Inc., Gevo made the decision to utilize ethanol fermentation technology instead of isobutanol fermentation technology to produce sustainable aviation fuel and other renewable hydrocarbon products at its Net-Zero 1 project. Due to this change in technology and production processes, renewable isooctane and renewable isobutylene would not be able to be produced by Gevo. As such, the Amended Agreement needed to be amended and restated to change the mix of renewable hydrocarbons from sustainable aviation fuel, renewable isooctane, renewable diesel and renewable isobutylene to sustainable aviation fuel, renewable diesel and renewable naphtha. The Parties attempted to negotiate an amended and restated agreement but were unable to reach a mutually acceptable amended and restated agreement. Following those negotiations, Gevo received the Notice from Trafigura.

The initial term of the Amended Agreement was for 10 years from the August 14, 2020 execution date. Performance under the Amended Agreement was subject to certain conditions precedent as set forth in the Amended Agreement, and subject to the satisfaction of those conditions precedent, Gevo would have supplied Trafigura with approximately 20 million to 30 million gallons of renewable hydrocarbons and would have sold the renewable hydrocarbons to Trafigura at certain indexed prices as set forth in the Agreement.

The foregoing description of the Amended Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of (i) the Agreement, a copy of which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed by Gevo on August 20, 2020, and (ii) the Amendment, a copy of which was filed as Exhibit 10.2 to the Current Report on Form 8-K filed by Gevo on October 6, 2021.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEVO, INC.

Date: April 25, 2023	By:	/s/ Geoffrey T. Williams, Jr.
Geoffrey T. Williams, Jr.
Vice President - General Counsel and Secretary